Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2014 RESULTS

Reaffirms Fiscal 2014 Earnings Guidance

Delivers Earnings per Share at the High End of Guidance

Board Declares Quarterly Dividend

Secaucus, New Jersey – November 20, 2014 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended November 1, 2014.

“We delivered earnings at the high end of our guidance range for the third quarter and continue to make significant progress on our strategic initiatives. We are well positioned to compete effectively in the fourth quarter and we are confirming our full year guidance,” commented Jane Elfers, President and Chief Executive Officer.

Ms. Elfers continued, “We are focused on the successful execution of our key strategic initiatives: E-Commerce growth, the expansion of our wholesale and international businesses, investments in seamless retail, state of the art planning and allocation systems, and fleet rationalization. In addition, our strong cash flow provides us with the financial flexibility to continue to return capital to our shareholders.”

Third Quarter 2014 Results

Net sales were $487.3 million in the third quarter of 2014. The quarter included the negative impact of approximately $3.9 million from currency exchange rate fluctuations. This compares to net sales of $492.7 million for the third quarter of 2013. Comparable retail sales increased 0.2% for the third quarter 2014.

Net income was $36.9 million, or $1.70 per diluted share, in the third quarter of 2014, compared to a net income of $41.7 million, or $1.84 per diluted share, the previous year. Adjusted net income was $39.5 million, or $1.82 per diluted share, compared to $42.7 million, or $1.89 per diluted share, in the third quarter last year.

Gross profit in the third quarter of 2014 was $190.1 million, compared to $201.8 million in the third quarter of 2013. Adjusted gross profit was $190.3 million this year, compared to $202.9 million last year, and declined 220 basis points to 39.0% of sales as a result of merchandise margin deleverage and higher supply chain costs compared to the prior year.

Selling, general and administrative expenses were $116.1 million compared to $123.5 million in the third quarter of 2013, as a result of strong expense management. Adjusted SG&A was $115.0 million compared to adjusted SG&A of $123.2 million last year, $8.2 million lower than a year ago, and leveraged 140 basis points to 23.6% of sales.

Operating income was $55.8 million, compared to $61.6 million in the third quarter of 2013. Adjusted operating income in the third quarter of 2014 was $60.1 million compared to adjusted operating income of $63.2 million last year, and de-leveraged 50 basis points to 12.3% of sales.

During the third quarter, the Company recorded charges of $4.3 million for unusual items, which primarily consisted of asset impairment charges as a result of the Company’s fleet optimization initiative and severance associated with corporate restructuring.

Adjusted net income, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

Store Openings and Closures

The Company opened 10 stores and closed 6 during the third quarter of 2014. The Company ended the quarter with 1,117 stores and square footage of 5.223 million, a decrease of 1.6% compared to the prior year. The Company’s international franchise partners opened 13 stores in the third quarter, and the Company ended the quarter with 67 international franchise stores open.

Fiscal 2014 Year-to-Date

Net sales declined 1.2% to $1,282.1 million, compared to $1,298.3 million in the thirty-nine weeks of the prior year. Comparable retail sales declined 0.8%. Year to date sales include the negative impact of approximately $10.2 million from currency exchange rate fluctuations.

Net income for the year to date 2014 period was $39.9 million, or $1.81 per diluted share, compared to net income of $37.4 million, or $1.63 per diluted share in the prior year period. Adjusted net income was $46.7 million, or $2.12 per diluted share, compared to $52.6 million, or $2.30 per diluted share in the prior year period.

Gross profit decreased 6.9% to $457.5 million. Adjusted gross profit was $457.8 million and de-leveraged 220 basis points compared to adjusted gross profit of $492.3 million for the same period in fiscal 2013.

Selling, general and administrative expenses decreased 5.4% to $347.0 million. Adjusted SG&A decreased 6.0% to $342.5 million and leveraged 140 basis points compared to the prior year period.

Operating income was $59.4 million, compared to operating income of $54.4 million in 2013. Adjusted operating income was $70.3 million, compared to $79.1 million the previous year and de-leveraged 60 basis points to 5.5% of sales.

Capital Return Program

During the third quarter of 2014, the Company repurchased 355,700 shares for approximately $17.7 million. At the end of the third quarter, $56.0 million of the $100 million share repurchase program authorized in March 2014 remained available for future share repurchases.

Additionally, the Company’s Board of Directors approved a quarterly dividend of $0.1325 per share, payable on January 16, 2015, to shareholders of record at the close of business on December 26, 2014.

Outlook

The Company expects full-year 2014 adjusted net income per diluted share will be in the range of $2.95 to $3.05, consistent with previous guidance. This guidance assumes comparable retail sales for the year will be relatively flat. The Company estimates a $0.09 negative impact from foreign exchange in 2014.

The Company is providing initial guidance for the fourth quarter of fiscal 2014, and expects an adjusted net income per diluted share between $0.83 and $0.93, assuming positive low single digit comparable retail sales. This compares to an adjusted net income per diluted share of $0.96 in the fourth quarter of 2013. The Company estimates a $0.02 negative impact from foreign exchange in the fourth quarter of 2014.

Conference Call Information

The Children’s Place will host a conference call to discuss its third quarter 2014 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of November 1, 2014, the Company operated 1,117 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 67 international stores open and operated by its franchise partners.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2014. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer or by other factors such as an increase in the cost of food, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release (or on the above referenced call) does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	November 1,	November 2,	November 1,	November 2,
	2014	2013	2014	2013
Net sales	$487,304	$492,680	$1,282,081	$1,298,292
Cost of sales	297,193	290,919	824,591	807,081
Gross profit	190,111	201,761	457,490	491,211
Selling, general and administrative expenses	116,120	123,521	346,951	366,937
Asset impairment charges	3,306	-	6,351	21,766
Other costs (income)	(286)	200	(153)	(762)
Depreciation and amortization	15,168	16,473	44,952	48,890
Operating income	55,803	61,567	59,389	54,380
Interest income (expense), net	(82)	82	(123)	142
Income before taxes	55,721	61,649	59,266	54,522
Provision for income taxes	18,779	19,910	19,415	17,147
Net income	$36,942	$41,739	$39,851	$37,375

Earnings per common share
Basic	$1.71	$1.87	$1.82	$1.65
Diluted	$1.70	$1.84	$1.81	$1.63

Weighted average common shares outstanding
Basic	21,541	22,337	21,843	22,632
Diluted	21,756	22,628	22,062	22,896

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	November 1,	November 2,	November 1,	November 2,
	2014	2013	2014	2013

Net income	$36,942	$41,739	$39,851	$37,375

Non-GAAP adjustments:
Store disposition	3,469	1,221	6,612	13,874
Restructuring costs	1,110	170	4,481	1,237
DC exit costs (income)	(286)	200	(153)	(762)
IT impairment and costs	-	-	-	10,323
Aggregate impact of non-GAAP adjustments	4,293	1,591	10,940	24,672
Income tax effect (1)	(1,688)	(596)	(4,112)	(9,448)
Net impact of non-GAAP adjustments	2,605	995	6,828	15,224

Adjusted net income	$39,547	$42,734	$46,679	$52,599

GAAP net income per common share	$1.70	$1.84	$1.81	$1.63

Adjusted net income per common share	$1.82	$1.89	$2.12	$2.30

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

Operating income	$55,803	$61,567	$59,389	$54,380

Non-GAAP adjustments:
Store disposition	3,469	1,221	6,612	13,874
Restructuring costs	1,110	170	4,481	1,237
DC exit costs (income)	(286)	200	(153)	(762)
IT impairment and costs	-	-	-	10,323
Aggregate impact of non-GAAP adjustments	4,293	1,591	10,940	24,672

Adjusted operating income	$60,096	$63,158	$70,329	$79,052

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	November 1,	November 2,	November 1,	November 2,
	2014	2013	2014	2013

Gross profit	$190,111	$201,761	$457,490	$491,211

Non-GAAP adjustments:
Store disposition	163	1,104	261	1,104
Aggregate impact of non-GAAP adjustments	163	1,104	261	1,104

Adjusted gross profit	$190,274	$202,865	$457,751	$492,315

Selling, general and administrative expenses	$116,120	$123,521	$346,951	$366,937

Non-GAAP adjustments:
Store disposition	-	(117)	-	(117)
Restructuring costs	(1,110)	(178)	(4,481)	(1,190)
IT costs	-	-	-	(1,210)
Aggregate impact of non-GAAP adjustments	(1,110)	(295)	(4,481)	(2,517)

Adjusted selling, general and administrative expenses	$115,010	$123,226	$342,470	$364,420

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 1,	February 1,	November 2,
	2014	2014*	2013
Assets:
Cash and cash equivalents	$170,787	$173,997	$141,746
Short-term investments	39,000	62,500	52,500
Accounts receivable	28,126	25,960	26,267
Inventories	342,455	322,422	337,172
Other current assets	49,423	44,441	48,498
Total current assets	629,791	629,320	606,183

Property and equipment, net	318,871	312,149	318,021
Other assets, net	46,759	49,161	50,513
Total assets	$995,421	$990,630	$974,717

Liabilities and Stockholders' Equity:
Revolving loan	$19,100	$-	$-
Accounts payable	150,426	150,652	117,554
Accrued expenses and other current liabilities	127,609	120,697	134,334
Total current liabilities	297,135	271,349	251,888

Other liabilities	97,620	102,503	107,294
Total liabilities	394,755	373,852	359,182

Stockholders' equity	600,666	616,778	615,535

Total liabilities and stockholders' equity	$995,421	$990,630	$974,717

*  Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended
	November 1,	November 2,
	2014	2013

Net income	$39,851	$37,375
Non-cash adjustments	49,541	71,655
Working capital	(20,836)	(9,853)
Net cash provided by operating activities	68,556	99,177

Net cash used in investing activities	(21,120)	(94,653)

Net cash used in financing activities	(49,532)	(53,358)

Effect of exchange rate changes on cash	(1,114)	(3,548)

Net decrease in cash and cash equivalents	(3,210)	(52,382)

Cash and cash equivalents, beginning of period	173,997	194,128

Cash and cash equivalents, end of period	$170,787	$141,746